Exhibit 99.1

Tucows Inc. Reports Financial Results For The First Quarter Of 2009

Eight-Year High in New Registrations Contributes to Strong Growth in Revenue and Profitability

TORONTO, May 13, 2009 - Tucows Inc., (AMEX:TCX, TSX:TC) a global provider of domain names, email and other Internet services, today reported its financial results for the first quarter of 2009 ended March 31, 2009. All figures are in U.S. dollars.

“During the first quarter of 2009, we saw continued strength in domain registrations through our OpenSRS wholesale services business, marked by the highest number of new registrations since the second quarter of 2000 and strong year-over-year growth in renewal transactions,” said Elliot Noss, President and CEO of Tucows. “In our YummyNames branded domain portfolio business, we completed a $1 million bulk domain name sale and executed an arrangement with the buyer committing them to ongoing domain purchases over the next 12 to 18 months. The contributions from these businesses in the first quarter resulted in strong revenue growth, profitability and solid cash flow from operations.”

Summary Financial Results
(Numbers in Thousands of US Dollars, Except Per Share Data)

	Three Months Ended Mar. 31, 2009	Three Months Ended Mar. 31, 2008
	(unaudited)	(unaudited)
Net Revenue	20,091	18,711
Net Income (Loss)	964	(1,082)
Net Income (Loss)/Share	0.01	(0.01)
Cash Flow from Operations	913	117

Summary of Revenue and Cost of Revenue
(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	Three Months Ended Mar. 31, 2009 (unaudited)	Three Months Ended Mar. 31, 2008 (unaudited)	Three Months Ended Mar. 31, 2009 (unaudited)	Three Months Ended Mar. 31, 2008 (unaudited)
Traditional Domain Registration Services	14,156	12,871	11,355	9,936
Domain Portfolio	1,911	905	185	178
Email Services	1,122	1,575	180	107
Retail Services	1,301	1,641	513	567
Other Services	1,601	1,719	396	412
Total	20,091	18,711	12,629	11,200

Net revenue for the first quarter of 2009 increased 7.4% to $20.1 million from $18.7 million for the first quarter of 2008. The increase was primarily the result of growth in both new registrations and renewals from our domain registration service, as well as higher domain portfolio sales.

Net income for the first quarter of 2009 was $1.0 million, or $0.01 per share, compared with a net loss of $1.1 million, or $0.01 per share, for the first quarter of 2008. Net income for the first quarter included a loss on foreign exchange of $0.7 million, inclusive of a mark to market gain of $0.1 million, compared to a loss on foreign exchange of $0.1 million, inclusive of a mark to market loss of $0.3 million in the first quarter 2008.

Deferred revenue at the end the first quarter of fiscal 2009 was $56.7 million, an increase of 5.7% from $53.6 million at the end of the first quarter of fiscal 2008 and an increase of 4.5% from $54.2 million at the end of the fourth quarter of fiscal 2008.

Cash and cash equivalents at the end of the first quarter of fiscal 2009 was $4.0 million compared with $7.5 million at the end of the first quarter of fiscal 2008 and $5.4 million at the end of the fourth quarter of fiscal 2008. This decrease in cash compared with the fourth quarter of 2008 is primarily the result of the Company’s repurchase of its shares valued at $1.8 million (including the Company’s modified Dutch auction tender offer) and the repayment of $479,000 of the Company’s bank loan. This was partially offset by the generation of cash from operations of $913,000.

Conference Call

Tucows will host a conference call today, Wednesday, May 13, 2009 at 5:00 p.m. ET to discuss the Company’s first quarter fiscal 2009 results. To access the conference call via the Internet go to http://tucowsinc.com/investors and click on “Financials.”

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-640-1917 or 1-877-289-8525 and enter the pass code 21303435 followed by the pound key. The telephone replay will be available until Wednesday, May 20, 2009 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over 8 million domain names and millions of email boxes through a reseller network of over 9,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising and resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found http://tucowsinc.com.

For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com.